SIMPSON MANUFACTURING CO., INC. AND SUBSIDIARIES
           List of Subsidiaries of Simpson Manufacturing Co., Inc.
                              At March 15, 1998

                                  Exhibit 21

     1.  Simpson Strong-Tie Company Inc., a California corporation

     2.  Simpson Dura-Vent Company, Inc., a California corporation

     3.  Simpson Strong-Tie International, Inc., a California corporation

     4. Simpson Manufacturing International Corporation, a Barbados corporation

     5.  Simpson Strong-Tie Canada, Limited., a Canadian corporation

     6.  Simpson Strong-Tie France, Limited., a French corporation

     7.  Patrick Bellion, S.A., a French corporation

     8.  Simpson Strong-Tie Japan, Inc., a California corporation

     9.  Simpson Strong-Tie Australia, Inc., a California corporation


         Each subsidiary of Registrant does business using its respective name listed above, and Simpson Strong-Tie Canada, Limited, uses as a fictitious business name, "Isometric Limited."